1725 Eye Street, NW Suite 600 Washington, DC 20006 TEL (202) 336-7700 TOLL (800) 955-9622 FAX (202) 336-7622

March 10, 2007

LaSalle - Asset Backed Securities Trust Group
135 South LaSalle Street, Suite 1635
Chicago, IL 60603

RE:     Annual Statement as to Compliance
                   MSCI Series 2006-IQ11

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-IQ11, as an authorized officer of NCB (also known as National Consumer Cooperative Bank) (the "Co-op Special Servicer"), I hereby certify that:

a.
A review of the activities of the Co-op Special Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under such officer's supervision.

b.	To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2007.

NCB

/s/ Michelle Connelly
Michelle Connelly
Senior Vice President, Investor Compliance

www.ncb.coop	Banking &. Financial Services Cooperative Expansion Economic Development